Exhibit 10.32

STOCK PURCHASE AGREEMENT

by and among

CONNECTM TECHNOLOGY SOLUTIONS, INC.,

a Delaware corporation

DESIGNED TEMPERATURES, INC.,

a Massachusetts corporation

and

CAMBRIDGE CLIMATE SOLUTIONS, LLC,

a Delaware limited liability company

Dated as of March 24, 2020

STOCK PURCHASE AGREEMENT

March 24, 2020

This STOCK PURCHASE AGREEMENT is made as of the date first above written, by and among ConnectM Technology Solutions, Inc., a Delaware corporation (the “Purchaser”), Designed Temperatures, Inc., a Massachusetts corporation (the “Company”), and Cambridge Climate Solutions, LLC, a Delaware limited liability company (“Seller”). Certain capitalized terms used herein shall have the meanings ascribed to them in Section 12.2.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of Servicing Residential and Commercial HVAC systems (the “Business”);

WHEREAS, the Seller owns 100% shares in aggregate (the “Acquired Stock”) of the Common Stock, no par value per share, of the Company;

WHEREAS, the Acquired Stock constitutes all of the issued and outstanding capital stock of any class of the Company; and

WHEREAS, Purchaser desires to purchase the entire beneficial interest in and to the Company’s Business by acquiring all of the Acquired Stock, and Seller desires to sell such Acquired Stock to Purchaser, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for the benefits to be derived from the consummation of the transactions contemplated hereby, the parties agree as follows:

Section 1. Purchase and Sale of Stock. Subject to the terms and conditions, and based upon the representations and warranties, hereinafter set forth, Purchaser agrees to purchase, accept and pay for, and Seller agrees to sell, assign and deliver all of the Acquired Stock at the Closing (as hereinafter defined) for the Purchase Price set forth in Section 2.1.

Section 2. Consideration and Manner of Payment.

2.1. Purchase Price. The aggregate consideration for the Acquired Stock and the rights and benefits conferred herein (the “Purchase Price”) shall be 69,294 shares (the “Acquisition Stock”) of the Purchaser’s Series A-1 Preferred Stock, $0.0001 par value per share (the “Purchaser Stock”); provided, however, in the event that certain of Purchaser’s stockholders elect (the “ROFR Stockholders”) to exercise certain rights of first refusal on issuances by the Purchasers of its equity securities, the Purchaser may substitute in lieu of all or any portion of the Acquisition Stock, cash in the amount of $4.30 per share of Acquisition Stock acquired by such stockholders, as further described below. By way of example and without limitation, in the event that Purchaser’s stockholders were to elect to purchase 5,000 shares of

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Acquisition Stock, then the Purchase Price would be paid to CCS by issuing 64,294 shares of Acquisition Stock and paying $21,500.00 in cash or other immediately available funds.

2.2. Transactions to be Effected at the Closing.

(a)The Purchaser shall deliver to the Seller:

(i)

at the Closing, the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 9 of this Agreement;

(ii)	after the ROFR Closing Date, such number of shares of the Acquisition Stock as are not purchased by the ROFR Stockholders, if any; and
(iii)	after the ROFR Closing Date, $4.30 per share of Acquisition Stock as is purchased by the ROFR Stockholders, if any, in cash or other immediately available funds.

(b)At the Closing, the Seller shall deliver to the Purchaser:

(i)

stock certificates evidencing the Acquired Stock, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)

the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Seller and/or the Company at or prior to the Closing pursuant to Section 8 of this Agreement.

(c)

On or promptly after the Closing, the Purchaser shall deliver to the ROFR Stockholders, a notice regarding their rights to purchase shares of the Acquisition Stock. Pursuant to such notice, the ROFR Stockholders shall have 15 days to elect to purchase Acquisition Stock and, if some but not all of the ROFR Stockholders elect to purchase shares of Acquisition Stock, those electing shall have an additional 10-day period to elect to purchase any remaining shares of Acquisitions Stock. For purposes of this Agreement, the “ROFR Closing Date” shall mean the later to occur of (i) the date upon which such notice periods shall have expired and none of the ROFR Stockholders shall have exercised their rights to purchase Acquisition Stock and (ii) the date upon which the Purchaser shall have received the full purchase price for

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all shares of Acquisition Stock which ROFR Stockholders shall have exercised their rights of first refusal.

Section 3. Closing. Subject to the conditions precedent set forth herein, the closing hereunder (the “Closing”) shall take place on the date of this Agreement, or on such other date, as the parties may mutually determine (the “Closing Date”).

Section 4. Representations and Warranties Concerning the Company. The Seller severally represents and warrants to the Purchaser as follows, as of the date hereof and as of the Closing Date:

4.1. Organization and Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the power to own or lease its property and to carry on its business in the manner and at such locations as that business is currently being conducted. The corporate minute books, stock ledger book and other books and records of the Company as will be delivered at the Closing by the Company to the Purchaser are complete and correct in all material respects. The Company does not have any subsidiaries, nor does it own, directly or indirectly, beneficially or of record, any interest in any corporation, association, partnership or other entity.

4.2. Capitalization. The authorized capital of the Company consists of 100 shares of Common Stock, no par value per share, of which 100 shares are issued and outstanding. All of the outstanding shares of such Common Stock were duly issued and are fully paid and non-assessable. There are no outstanding (i) securities convertible into or exchangeable for capital stock of the Company or (ii) options, warrants or other rights of any kind authorizing any Person to purchase or subscribe for capital stock of the Company.

4.3. Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and each of the other documents to be executed by it as required under this Agreement, and to perform its obligations hereunder and thereunder. The Company has taken such action, including obtaining approval by its Board of Directors, as may be necessary for the Company to execute, deliver and perform this Agreement and each such other documents.

4.4. Binding Obligations. This Agreement and the other Transaction Documents constitute, and upon execution by the Company of this Agreement and such other Transaction Documents, will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

4.5. Approvals; No Violation. No consent, approval, authorization or order of any court or governmental agency or body is required to be obtained by the Company for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) violate any statute, regulation, injunction, judgment, order, decree or ruling to which the Company is subject, nor will it require the authorization or approval of, or the filing of any notice with any governmental agency or authority; or (ii) result in a violation or breach of any term or provision of, or constitute a default under, the Company’s Articles of Organization or

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Bylaws or any Contract to which the Company is a party or by which it is bound; or (iii) result in any lien, charge, pledge, encumbrance or limitation on alienability of any kind upon the Acquired Stock.

4.6. Financial Statements. Attached hereto as Schedule 4.6, are the following consolidated financial statements of the Parent and the Seller (collectively, the “Financial Statements”): (i) the management-prepared balance sheet, statement of income, statement of changes in stockholder’s equity, and statements of cash flows for the periods ended December 31, 2019, and December 31, 2018 (the “Annual Financial Statements”), and (ii) a management-prepared balance sheet and income statement of the Company for the one-month period ending January 31, 2020 (the “Interim Financial Statements”). The Annual Financial Statements, other than the exclusion of any explanatory footnotes and other presentation items thereon, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company. The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects and are consistent with the books and records of the Company.

4.7. Title to Assets. The Company has good and marketable title to all of the assets reflected in the balance sheet in the Interim Financial Statements (the “Interim Balance Sheet”) (except for those assets that have been sold in the ordinary and usual course of the Company’s business subsequent to the date thereof), free and clear of any and all liens, claims, mortgages, charges, exceptions or encumbrances. Such assets shown in the Interim Balance Sheet constitute all of the assets necessary for the conduct of Company’s business in the manner in which that business is currently being conducted.

4.8. Quality of Assets.

(a)

All of the Company’s accounts receivable included in the Interim Financial Statements (i) represent valid obligations of the Company’s customers arising from bona fide transactions in the ordinary course of the Company’s Business and (ii) to Seller’s Knowledge, are fully collectible (without any defenses, counterclaims, or setoffs), subject only to the bad debt reserve specified therein.

(b)

The amount of the Company’s inventory is consistent with its usual trading level, taking into account seasonal variations; and all such inventory has been acquired in the ordinary course of business. All Inventory is of good quality and is not obsolete, and all finished goods in the Inventory are free of defects and are currently salable through regular distribution channels in the ordinary course of business.

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4.9. Trade Names and Other Intellectual Property.

(a)

Schedule 4.9 attached hereto sets forth a complete and accurate list of all patents, copyrights, trade secrets, trademarks, trade names or other proprietary rights (collectively, with all customer lists, designs and computer software needed for the Company’s business as currently conducted, “Intellectual Property”) necessary or useful for the operation of the Company’s business as presently conducted or contemplated. The Company is the exclusive owner of, or is licensed to use, all such Intellectual Property. There are no claims or demands of any other Person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof. Without limiting the generality of the foregoing, the Company has the right to use, free and clear of claims or rights of other Persons, all customer lists, designs, manufacturing or other processes, computer software, systems and other information required for or incident to its products or its business as presently conducted or contemplated.

(b)	Except as set forth in Schedule 4.9, the Company has not granted any licenses or other rights to others in Intellectual Property owned or licensed by the Company.
(c)

To the Company’s Knowledge, the present business, activities and products of the Company do not infringe any Intellectual Property of any other Person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or is, to the Company’s Knowledge, threatened to be filed. To the Company’s Knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company.

4.10. No Undisclosed Liabilities. To the Company’s Knowledge, the Company has no indebtedness, obligations, commitments or liabilities, accrued, absolute, contingent, threatened or otherwise (collectively, the “Liabilities”), of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for Liabilities reflected in the Interim Balance Sheet and Liabilities arising in the ordinary course of business since the date of the Interim Balance Sheet.

4.11. Absence of Certain Changes. Except as set forth in Schedule 4.11, since December 31, 2019, there has not been any fact, event, change, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities, financial condition, or results of operations, of the Company, except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) changes affecting generally the industries or markets in which the Company operates, (C) acts of war, sabotage or terrorism,

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military actions or the escalation thereof, (D) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (E) any other action required by this Agreement, or (F) the announcement of the Transactions. Without limiting the generality of the foregoing, except as set forth in Schedule 4.11, since that date:

(a)

the Company has not sold, leased, transferred or assigned, nor imposed, nor permitted the imposition of, any lien, encumbrance or other charge upon, any of its assets, tangible or intangible, except for sales from inventory in the ordinary course of business;

(b)	the Company has not entered into any Contract (or series of related Contracts), other than purchase orders placed and sales orders received in the ordinary course of business;
(c)

no Person (including Company) has accelerated, terminated, modified or canceled any Contract to which Company is a party or by which Company is bound and, to the Company’s Knowledge, no such customer, supplier or other party intends to terminate, modify or cancel any such Contract;

(d)

neither the Parent nor the Company has made any distribution, loan, or other payment of any kind to, or incurred any obligation to, or entered into any transaction of any other kind with, any Seller or any officer, director or shareholder of the Company, and neither has, except in the ordinary course of business, made any such distribution, loan or other payment incurred any such obligation or entered into any such transaction with any officer or employee of the Company;

(e)

the Company has not granted any increase in the base compensation of, made any loan to or made any other change in employment terms for, any of the Company’s employees, except for raises and bonuses awarded in the ordinary course of business consistent with past practices; and Company has not entered into any written or oral employment contract or collective-bargaining agreement;

(f)	the Company has not incurred any obligation as guarantor or otherwise, except in the ordinary course of business; and
(g)	the Company has not experienced any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(h)	the Company has not committed to any of the foregoing.

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4.12. Litigation. Except as set forth in Schedule 4.12 hereto, there are no actions, suits, claims, arbitration proceedings, or other proceedings or investigations (whether or not purportedly on behalf of or against the Company) pending, or, to the Company’s Knowledge, threatened at law or in equity, or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, against or affecting the Company, properties, assets or business or against the Parent. Except as provided in Schedule 4.12, no such action, suit, proceeding or investigation has been filed against or affecting the Company, its properties, assets or business at any time from or after January 1, 2017. Except as provided in Schedule 4.12, there is no order, writ, injunction or decree of any federal, state, municipal court or other governmental department, commission, board, bureau, agency or instrumentality pending against the Company, its properties, assets or business.

4.13. Legal Compliance.

(a)

The Company has been conducted in all material respects in compliance with all applicable laws (including rules, regulations, injunctions, judgments, orders and decrees) of all federal, state, local and foreign governments (and their agencies), including without limitation any and all so-called environmental laws, and have not at any time from and after January 1, 2017, received notice of any violation or alleged violation of any such law, rule, regulation, injunction, judgment, rider or decree.

(b)

Schedule 4.13 list all permits, registrations, licenses, certificates and approvals (collectively, the “Licenses”) that are required to be obtained by the Company (or that have been obtained by the Company, even though not required) to conduct its business. The Company has obtained all such Licenses, all of which are valid and in full force and effect, and the Company has at all times operated its business in compliance in all material respects with such Licenses.

4.14. Tax Matters.

(a)

All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c)	No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(e)

The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

4.15. Contracts, Leases, etc.

(a)

Set forth in Schedule 4.15 is a true and complete list (organized by subclause) of all Contracts to which the Company is a party, or by which any of its property or assets are bound, that fall into one or more of the following categories (each, a “Material Contract”):

(i)	Contracts with any current or former shareholder, director, manager or officer of the Company or any of its Affiliates;
(ii)	Contracts pursuant to which the Company is required to purchase or sell a stated portion of its requirements or output from or to another Person;
(iii)	Contracts for the sale of any of the assets of the Company other than in the ordinary course of business;
(iv)	Joint venture agreements;
(v)

Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(vi)	Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

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(vii)	Contracts relating to the borrowing of money;
(viii)	Any lease of real estate; or
(ix)

Any other Contracts, other than leases of real property, which involve the expenditure of more than $25,000 in the aggregate or require performance by any party more than one year from the date hereof.

(b)

The Company has delivered copies of all Material Contracts to the Purchaser and each of such Material Contracts is true, complete and correct in all material respects. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining any landlord or other third party consents required under such Material Contract in connection with a transfer of the Stock as described in Schedule 4.15, the Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; and (iii) to the Company’s Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract. Neither the Company nor the Purchaser will be subject to any penalty or liquidated damages by reason of the sale of Acquired Stock contemplated by this Agreement.

4.16. Insurance. The Company currently maintains the insurance policies (including property, casualty, combined general liability and workers’ compensation insurance) listed in Schedule 4.16 hereto, each of which is in full force and effect. Each such policy is adequate and customary for the business engaged in by the Company and is sufficient for the Company to comply with all requirements of law and with all requirements imposed by any Contract to which it is a party, and the premiums with respect to each such policy have been paid in full.

4.17. Employees.

(a)

To the Knowledge of the Company, no employee has any plans to terminate his or her employment with the Company. The Company is not a party to or bound by any collective-bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective-bargaining disputes. The Company is not aware of any organizational effort presently being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to the Company’s employees.

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(b)

A list of all of the Company’s employees, which shows the current compensation, and accrued vacation and sick leave of each such employee, is attached hereto as Schedule 4.17. Each such employee is an employee at will, except as set forth in Schedule 4.17 hereto, and the Company has paid, or will pay when due, all salaries, wages and benefits, including severance benefits, to which the Company’s employees are currently entitled and which they have earned. The vacation and other benefits made available by the Company to its employees are listed on Schedule 4.17 hereto, and, except for discretionary bonuses paid in December each year, all such benefits are accrued on the books of the Company and in the Financial Statements.

4.18. Employee Benefit Plans.

(a)

Identification of Plans. Except as described in Schedule 4.18, the Company does not now maintain or contribute to, and has not within the past three years ever maintained or contributed to, any “employee benefit plan” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor any other pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant, independent contractor or employee, whether active or terminated, of the Company with respect to which the Company has a liability. Each of the arrangements set forth in Schedule 4.18 is hereinafter referred to as an “Employee Benefit Plan”.

(b)

Delivery of Documents. The Company has delivered to the Purchaser copies of each Employee Benefit Plan, and with respect to each such Employee Benefit Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received determination letters from the IRS and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan.

(c)	Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in material

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compliance with the terms of such Employee Benefit Plan and with all requirements of law in effect from time to time applicable to such Employee Benefit Plan, including but not limited to ERISA and the Code. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is identified in Schedule 4.18 and has been determined by the IRS to be so qualified in form (or an opinion letter has been issued to the prototype sponsor or volume submitter upon which the Company is entitled to rely), and, to the Knowledge of the Company, nothing has occurred as to any such Employee Benefit Plan that has resulted or is likely to result in the revocation of such determination as to such Employee Benefit Plan.

(d)	Absence of Certain Events and Arrangements.
(i)

There is no pending, or to the Knowledge of the Company, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the Knowledge of the Company, any fiduciary or service provider thereof, and to the Knowledge of the Company, there is no basis for any such legal action, proceeding, or investigation.

(ii)

No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred by the Company or any corporation, trade, business or entity under common control with the Company within the meaning of Section 414 of the Code or Section 4001 of ERISA (“ERISA Affiliate”).

(iii)

No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA Affiliate of the Company, which is subject to Title IV of ERISA.

(iv)

No Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(v)

No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA).

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(vi)

The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Employee Benefit Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

(vii)

Neither the Seller nor the Company has announced its intention or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would constitute an Employee Benefit Plan.

(e)

Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment (or an accrual on the books and records of the Company) has been made of all amounts that the Company is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as applied through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan.

(f)

Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (in the nature of severance pay or otherwise) becoming payable by the Company to any current or former director, officer, consultant, independent contractor or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, independent contractor or employee.

(g)	Multi-Employer Plans. No Employee Benefit Plan is a multi-employer plan.
(h)

Definitions. For purposes of this Section 4.18, “multi-employer plan,” “party in interest,” “current value,” “accrued benefit,” and “reportable event” have the same meaning assigned such terms under Sections 3, 4043(c) or 4001(a) of ERISA.

4.19. Brokers. The Company has not employed any broker, finder or agent, nor has the Company otherwise dealt with or become in any way obligated for any consultant’s, broker’s, finder’s, agent’s or similar fee with respect to the transactions contemplated by this Agreement.

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4.20. Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 5. Representations and Warranties Concerning the Transaction.

5.1. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that the statements contained in this Section 5.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5.1) with respect to itself.

(a)

Organization and Existence. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Seller has the power to own or lease its property and to carry on its business in the manner and at such locations as that business is currently being conducted. The organizational documents and other books and records of the Seller as will be delivered at the Closing by the Seller to the Purchaser are complete and correct in all material respects.

(b)

Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and each of the other documents to be executed by it as required under this Agreement, and to perform its obligations hereunder and thereunder. The Seller has taken such action, including obtaining approval by its managers and members, as may be necessary for the Seller to execute, deliver and perform this Agreement and each such other documents.

(c)

Binding Obligations. This Agreement and the other Transaction Documents constitute, and upon execution by the Seller of this Agreement and such other Transaction Documents, will constitute, the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

(d)

Approvals; No Violation. No consent, approval, authorization or order of any court or governmental agency or body is required to be obtained by the Seller for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) violate any statute, regulation, injunction, judgment, order, decree or ruling to which

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the Seller is subject, nor will it require the authorization or approval of, or the filing of any notice with any governmental agency or authority; or (ii) result in a violation or breach of any term or provision of, or constitute a default under, the Seller’s Certificate of Formation, operating agreement or any Contract to which the Seller is a party or by which it is bound; or (iii) result in any lien, charge, pledge, encumbrance or limitation on alienability of any kind upon the Acquired Stock.

(e)

Company Shares. The Seller holds of record and owns all of the Acquired Stock, which Acquired Stock represents all of the issued and outstanding shares of the Company’s equity securities, free and clear of any restrictions on transfer, taxes, liens, claims, mortgages, charges, exceptions or encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than under this Agreement. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The Seller has full right to sell and transfer the Acquired Stock, and upon consummation of the transactions hereunder, the Seller will convey and transfer to the Purchaser, good, marketable title to the Acquired Stock free and clear of any and all restrictions, agreements, claims, liens, charges, pledges, encumbrances or limitations on alienability of any kind. The Seller is not under any order of any court or tribunal prohibiting, restricting or impairing its right to transfer the Acquired Stock.

(f)Litigation.There are no actions, suits, claims, arbitration proceedings, or other proceedings or investigations (whether or not purportedly on behalf of or against the Seller) pending, or, to the Seller’s Knowledge, threatened at law or in equity, or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, that are could prohibit or restrain the ability of the Seller to enter into this Agreement or consummate the transactions contemplated hereby.

(g)

Brokers. The Seller has not employed any broker, finder or agent, nor has the Seller become in any way obligated for any consultant’s, broker’s, finder’s, agent’s or similar fee with respect to the transactions contemplated by this Agreement. Furthermore, the Seller has not dealt with any broker, finder or agent, with respect to the transactions contemplated by this Agreement.

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5.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows, as of the date hereof and as of the Closing Date:

(a)

Organization and Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the power to own or lease its property and to carry on its business in the manner and at such locations as that business is currently being conducted. The organizational documents and other books and records of the Purchaser as will be delivered at the Closing by the Purchaser to the Seller are complete and correct in all material respects.

(b)

Authorization of Transaction. The Purchaser has full power and authority to execute and deliver this Agreement and each of the other documents to be executed by it as required under this Agreement, and to perform its obligations hereunder and thereunder. The Purchaser has taken such action, including obtaining approval by its Board of Directors, as may be necessary for the Purchaser to execute, deliver and perform this Agreement and each such other documents.

(c)

Binding Obligations. This Agreement and the other Transaction Documents constitute, and upon execution by the Purchaser of this Agreement and such other Transaction Documents, will constitute, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

(d)

Approvals; No Violation. No consent, approval, authorization or order of any court or governmental agency or body is required to be obtained by the Purchaser for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) violate any statute, regulation, injunction, judgment, order, decree or ruling to which the Purchaser is subject, nor will it require the authorization or approval of, or the filing of any notice with any governmental agency or authority; or (ii) result in a violation or breach of any term or provision of, or constitute a default under, the Purchaser’s Certificate of Incorporation or Bylaws or any Contract to which the Purchaser is a party or by which it is bound; or (iii) result in any lien, charge, pledge, encumbrance or limitation on alienability of any kind upon the Acquired Stock.

(e)Litigation.There are no actions, suits, claims, arbitration proceedings, or other proceedings or investigations (whether or not purportedly on behalf of or against the Purchaser) pending, or, to the Purchaser’s knowledge, threatened at law or in equity, or

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before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, that are could prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

(f)

Investment Intent. The Purchaser is acquiring the Acquired Stock for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. The Purchaser understands that the Acquired Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(g)

Brokers. The Purchaser has not employed any broker, finder or agent, nor has the Purchaser become in any way obligated for any consultant’s, broker’s, finder’s, agent’s or similar fee with respect to the transactions contemplated by this Agreement. The Purchaser has not otherwise dealt with any broker, finder or agent, with respect to the transactions contemplated by this Agreement.

Section 6. Covenants Which Survive the Closing.

6.1. Non-Competition and Non-Solicitation Covenants.

(a)	For a period beginning on the Closing Date and ending three (3) years following the Closing Date, Seller shall not:
(i)

engage, directly or indirectly, anywhere in the United States or Canada, whether as owner, shareholder, member, partner, agent, employee, consultant or otherwise, in providing any service or manufacturing or selling any product that is sold by the Company as of the Closing Date; provided, however, that nothing herein shall prevent the Seller from owning, directly or indirectly, solely as an investment, up to 3% of any class of securities that are traded on a national securities exchange;

(ii)

directly or indirectly, solicit or encourage any Person who is then a customer or supplier of the Company, or who has been such a customer or supplier at any time during the twelve months immediately preceding such solicitation or other contact by the Seller, to terminate its relationship with the Company or such Affiliate, as applicable; or

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(iii)

directly or indirectly, acting for itself or on behalf of any other Person (A) solicit or hire any person who was employed by the Company at any time during the twelve months immediately preceding such solicitation or hiring or (B) encourage or seek to influence any such person to quit or otherwise terminate his or her employment with the Purchaser; provided, however, that nothing herein shall limit the Seller from soliciting or hiring any such employee whose employment by the Company or the Purchaser was terminated at least six months prior to such solicitation or hiring; and provided further that general advertisements for employment which are not specifically targeted at any such employees of the Company will not constitute a violation of the covenant herein.

(b)

The Seller acknowledges that a breach of its obligations under this Section 6.1 would cause the Purchaser irreparable harm and that the legal remedy of monetary damages is not a fully adequate remedy for such a breach of this Agreement. Therefore, the Purchaser shall be entitled to institute and maintain an action for temporary or permanent injunctive relief for the breach by the Seller of any such provision.

(c)	The covenants of the Seller under this Section 6.1 shall survive the termination of this Agreement.

6.2. Confidentiality. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, the Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3. Blue-Pencil Doctrine. The Seller acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant

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contained in this Section 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4. Use of Trade Names. From and after the Closing, the Seller shall not use the name “Designed Temperatures” or any other trade name or logo currently used by the Company in the Business or any variation thereof for any purpose.

6.5. Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser.

6.6. Further Assurances. Each of the parties hereto, both before and after the Closing, shall take such further actions and execute such additional documents as may be necessary or reasonably requested from time to time by the other Party to consummate the transactions contemplated hereby.

Section 7. Tax Matters.

7.1. Tax Covenants.

(a)

Without the prior written consent of the Purchaser, the Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser or the Company in respect of any Post-Closing Tax Period. The Seller agrees that the Purchaser is to have no liability for any Tax resulting from any action of the Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless the Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)	All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other

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Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).

(c)

The Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Purchaser to the Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify the Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Purchaser and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Purchaser and the Seller are unable to reach such agreement within ten days after receipt by the Purchaser of such notice, the disputed items shall be resolved by an impartial nationally recognized firm of independent certified public accountants, other than the Seller’s accountants or the Purchaser’s accountants, appointed by mutual agreement of the Purchaser and the Seller (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Purchaser and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Purchaser.

7.2. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Seller nor any of the Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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7.3. Tax Indemnification. The Seller shall indemnify the Company, the Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Losses (as hereinafter defined) attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.14; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Seller shall reimburse the Purchaser for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 7 within ten Business Days after payment of such Taxes by the Purchaser or the Company.

7.4. Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a ”Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)

in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)

in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.5. Contests. The Purchaser agrees to give written notice to the Seller of the receipt of any written notice by the Company, the Purchaser or any of the Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Purchaser pursuant to this Section 7 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Purchaser’s right to indemnification hereunder. The Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that the Purchaser shall obtain the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller.

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7.6. Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Seller or the Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

7.7. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.8. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.14 and this Section 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

7.9. Overlap. To the extent that any obligation or responsibility pursuant to Section 10 may overlap with an obligation or responsibility pursuant to this Section 7, the provisions of this Section 7 shall govern.

Section 8. Conditions Precedent to Closing by Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it at or subsequent to the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of each and every one of the following conditions:

8.1. Representations and Warranties. All representations of the Company set forth in Section 4 above and the Sellers set forth in Section 5.1 above shall be true and correct in all material respects as of the Closing Date.

8.2. Delivery of Stock Certificates. The Seller shall have tendered to the Purchaser certificates evidencing the Acquired Stock, together with an endorsement thereof or with stock powers attached thereto, and if then required by law, transfer stamps, each in proper form to transfer valid and unencumbered title to the Acquired Stock to the Purchaser.

8.3. Corporate Records. The Seller shall have caused to be delivered to the Purchaser, originals of the stock books, stock ledgers, corporate seals, minute books, financial records and all other corporate records and documents relating to the Company (except for such

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original financial records, if any, that the Seller or the Company may be required to retain to comply with the Code or any other applicable tax law, in which case the Seller shall give the Purchaser copies of all such documents that it so retains).

8.4. Consents. The Purchaser shall have received third-party consents in form and substance satisfactory to the Purchaser and its counsel, to the consummation of the sale of the Acquired Stock to the Purchaser from each party to any Contract of the Company under which such sale would constitute a default, would accelerate obligations of the Company or would permit cancellation of such Contract.

8.5. Closing Certificates.

(a)

The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of the organizational documents of the Company and all resolutions adopted by the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(b)	The Company shall have delivered to the Purchaser a good standing certificate (or its equivalent) for the Company from the Secretary of the Commonwealth of Massachusetts;
(c)

The Purchaser shall have received a certificate of the managers of the Seller certifying that attached thereto are true and complete copies of the organizational documents of the Seller and all actions adopted by the managers and members of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such actions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(d)	The Seller shall have delivered to the Purchaser a good standing certificate (or its equivalent) for the Company from the secretary of state of Delaware.

8.6. Tax Documents. The Seller shall have provided the Purchaser with a clearance certificate or similar document that may be required by any state Taxing Authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price. Furthermore, the Seller shall furnish the Purchaser an affidavit, stating, under penalty of perjury,

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the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.

Section 9. Conditions Precedent to Closing by Seller. The obligation of the Sellers to consummate the transactions to be performed by them at or subsequent to the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of each and every one of the following conditions:

9.1. Receipt of Purchaser Stock. The Seller shall each have received a notice of issuance of the Purchaser Stock.

9.2. Representations and Warranties. All representations and warranties of the Purchaser set forth in Section 5.2 above shall be true and correct in all material respects as of the Closing Date.

9.3. Closing Certificate.

(a)

The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of the organizational documents of the Company and all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(b)	The Purchaser shall have delivered to the Seller a good standing certificate (or its equivalent) for the Company from the secretary of state of Delaware.

Section 10. Indemnification.

10.1. Survival of Representations and Warranties. Except for the Fundamental Representations, which shall survive indefinitely, all representations and warranties contained in the Transaction Documents shall survive the execution and delivery of this Agreement and the Closing hereunder until the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that if written notice of an action or claim for Losses related to a third party claim or circumstances existing as of the Expiration Date has been given prior to the Expiration Date, then the representations and warranties shall survive as to such action or claim until such action or claim has been fully resolved;.

10.2. Purchaser’s Right to Indemnification. Subject to the other terms and conditions of this Section 10, the Seller shall defend, indemnify and hold harmless the Purchaser and its Affiliates and their respective directors and officers (the “Purchaser Indemnitees”) from

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and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively, “Losses”), which may be asserted against or sustained or incurred by the Purchaser Indemnitees in connection with, arising out of, or relating to any inaccuracy in, misrepresentation, breach or alleged breach of any of the representations, warranties, agreements and covenants made by the Seller in the Transaction Documents; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Purchaser Indemnitees in connection with the enforcement of their rights under the Transaction Documents.

10.3. Seller’s Rights to Indemnification. The Purchaser shall defend, indemnify and hold harmless the Seller and their Affiliates and their respective directors and officers, as applicable (the “Seller Indemnitees”), from and against (i) any and all Losses, which may be asserted against or sustained or incurred by the Seller Indemnitees in connection with, arising out of, or relating to any inaccuracy in, misrepresentation, breach or alleged breach of any of the representations, warranties, agreements and covenants made by Purchaser in the Transaction Documents, and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Seller in connection with the enforcement of its rights under the Transaction Documents.

10.4. Limitations of Liability.

(a)

Neither the Seller nor the Purchaser shall be required to indemnify the other Party hereunder with respect to claims for Losses under this Section 10 unless and until the aggregate amount of Losses for which the Indemnified Parties would otherwise be entitled to indemnification pursuant to this Section 10 exceeds an amount equal to $5,000.00 (the “Basket”), at which time the Indemnifying Party shall only be obligated to indemnify the Indemnified Parties for the amount of such Losses in excess of the Basket. Notwithstanding anything to the contrary in this Section 10.4, the Basket shall not apply to any Losses arising out of or in connection with fraud or intentional misrepresentation.

(b)

The Parties specifically agree that, notwithstanding any provision in this Agreement to the contrary, the aggregate liability of the Seller, on the one hand, and the Purchaser and the Company, on the other hand, pursuant to this Section 10 with respect to all claims for indemnification (other than relating to claims of fraud or misrepresentation or claims arising from a breach of Fundamental Representations) shall not exceed an amount equal $200,000.00 and the aggregate liability of the Seller, on the one hand, and the Purchaser and the Company, on the other hand, pursuant to this Section 10 arising from a breach of Fundamental Representations shall not exceed the Purchase Price.

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(c)	Any indemnification payments made pursuant to this Section 10 shall be treated by all Parties as an adjustment to the Purchase Price hereunder.

10.5. Indemnification Procedures.

(a)

Whenever any claim shall arise for indemnification under this Agreement (a “Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party or Parties (the “Indemnifying Party”) in writing of any facts that constitute the basis for the Claim. Such notice shall not be a condition precedent to any liability of the Indemnifying Party under this Agreement, except to the extent that the Indemnifying Party is prejudiced in its ability to defend such a Claim as a result of an unreasonable delay in notice.

(b)

The Indemnifying Party shall be entitled to defend any Claim, at its own expense and through counsel reasonably acceptable to the Indemnified Party, if it gives written notice of its intention to do so to the Indemnified Party within ten (10) days after receipt of a notice of the Claim. If the Indemnifying Party elects to retain counsel within such 10-day period, then the Indemnified Party shall have the right to elect at its own expense to retain its own counsel and to defend jointly with the Indemnifying Party such Claim, in which case counsel to the Indemnifying Party shall cooperate fully with counsel to the Indemnified Party in such defense. If the Indemnifying Party does not elect to retain counsel and defend the claim, then the Indemnifying Party shall be responsible for payment of the Indemnified Party’s counsel fees.

(c)	Neither Party hereto shall be entitled to compromise or settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

10.6. Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any otherwise available right or remedy of the Parties, at law or in equity, the Parties agree that the sole and exclusive remedy for any breach of this Agreement by the other Party, including any misrepresentation, breach of covenant or warranty, or for any other Loss, cost damage or expense relating to, arising out of or otherwise connected with this Agreement or the transactions contemplated hereunder shall be the right of indemnification as and to the extent set forth in this Section 10, and in all events subject to all of the limitations herein, the Parties waiving all and each other remedy available to it at law or in equity. This provision is not intended and will not be construed as limiting in any fashion the right of any of the Parties to assert and pursue any claims based on fraud or willful misrepresentations.

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Section 11. Miscellaneous.

11.1. Expenses.

(a)

The Purchaser shall bear all costs and expenses (including without limitation legal fees and expenses) that it may incur in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other documents contemplated hereby.

(b)

The Seller shall bear all legal and accounting fees and other costs and expenses that the Company or the Seller may incur in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other documents contemplated hereby, and such charges shall not be subject to reimbursement by the Company before or after the Closing.

11.2. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, one day after transmittal by an internationally recognized overnight courier service, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If intended the Seller:Cambridge Climate Solutions, LLC

2 Mount Royal Ave Ste 550

Marlborough, MA 01581

with a copy of any notice to the Mahesh Choudhury

Seller to:2 Mount Royal Ave Ste 550

Marlborough, Massachusetts 01752

If intended for the Purchaser:ConnectM Technology Solutions, Inc.

2 Mount Royal Ave Ste 550

Marlborough, Massachusetts 01752

With a copy of any notice to the W. Eric Swan, Esq.

Purchaser to:Swan Law PC

One Boston Place, Suite 2600

Boston, Massachusetts 02108

or to such other address as either Party may designate from time to time by notice in the manner set forth above.

11.3. Entire Agreement. This Agreement (including the schedules and exhibits hereto), together with all other Transaction Documents executed by the parties, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior memoranda, correspondence, conversations and negotiations.

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11.4. Counterparts. This Agreement may be executed in any number of counterparts and, as so executed, shall constitute one agreement binding on all the parties hereto, notwithstanding that the parties may not have executed the same counterpart. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original.

11.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

11.6. Headings. The headings of the sections of this Agreement have been assigned for convenience only and shall not be construed as limiting, defining or affecting the substantive terms of this Agreement.

11.7. Amendments. This Agreement may be amended or waived only by a writing executed by the parties hereto. No waiver of any breach of this Agreement shall be deemed to be a waiver of any subsequent breach of a similar or like nature.

11.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.9. Arbitration. Any dispute or claim arising out of or in connection with this Agreement between the Purchaser, on the one hand, and the Seller, on the other hand, shall be determined by binding arbitration conducted in accordance with the commercial arbitration rules of JAMS before a single arbitrator in Boston, Massachusetts appointed in accordance with said rules. All parties shall abide by the arbitrator’s decision, which shall be binding and non-appealable, and judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 11.9, without breaching this arbitration provision. The non-prevailing party in any arbitration proceeding hereunder shall pay the attorneys’ fees and costs of the prevailing party.

11.10. Governing Law. This Agreement shall be governed by and construed according to the laws of the state of Delaware.

Section 12. Interpretation; Definitions.

12.1. Rules of Interpretation. The words “hereby,” “herein,” “hereof;” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be

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deemed to be followed by the phrase “without limitation.” The definitions given for terms in Section 12.2 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

12.2. Certain Defined Terms. For the purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of the any of the executive officers of the Company or Bhaskar Panigrahi.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

“Fundamental Representations” shall mean (i) as applied to the Company, any representations or warranties contained in Sections 4.1 through 4.5, 4.7, 4.14, 4.18 and/or 4.19, (ii) as applied to any Seller, any representations or warranties of such Seller contained in Sections 5.1(a) through (e) and/or 5.1(g).

“GAAP” means generally accepted United States accounting principles as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“Material Adverse Effect” means ” any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general;

Stock Purchase Agreement	Page 28

(iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.05 (vi) any changes in applicable laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Party” means the Purchaser or the Seller.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or subdivision, or regulatory agency or other entity.

“Seller’s Knowledge” or “Knowledge of Seller” means, with respect to a particular Seller, the actual knowledge of such Seller.

“Tax” or “Taxes” means any federal, state, local, or foreign, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, payroll, license, employee, or other tax or similar levy, of any kind whatsoever imposed by a governmental authority, whether computed on a separate or consolidated, unitary or combined basis, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not.

“Tax Return” means any return, declaration, report, information return, or other document (including any related elections, schedules, statements, or information or any amendment thereof) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Taxing Authority” means any governmental agency or regulatory authority with the legal authority to collect or impose Taxes.

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Stock Purchase Agreement	Page 29

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day, month and year first above written.

PURCHASER:

ConnectM Technology Solutions, Inc.

By:	/s/Bhaskar Panigrahi

Name:	Bhaskar Panigrahi

Title:	President

SELLER:

Cambridge Climate Solutions, LLC

By:	Southfield Partners, LP, its Member Manager

By:	Avanti Holdings, LLC, its General Partner

By:	/s/Bhaskar Panigrahi

Name:	Bhaskar Panigrahi

Title:	Duly Authorized

COMPANY:

Designed Temperatures, Inc.

By:	/s/Mahesh Choudhury

Name:	Mahesh P Choudhury

Title:	President

Stock Purchase Agreement	Page 30